EXHIBIT 24

POWER OF ATTORNEY

The undersigned hereby appoints Darrell D. Martin, Gregory B. Nevers, Linda S. Rotz or Richard W. Whitt (each with full power to act alone), as his true and lawful attorneys-in-fact, and grants unto said attorneys the authority in his name and on his behalf to execute and file (individually and in the capacity stated below) any documents relating to the registration by Markel Corporation (the “Company”), the Markel Corporation 1986 Stock Option Plan, the Octavian Stock Option Plan (as amended from time to time, collectively, the “Plans”) of shares of common stock of the Company (“Common Stock”) and/or plan interests in connection with the Plans and any and all amendments or supplements to any of the foregoing, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto said attorneys, and each of them, full power and authority to perform each and every act necessary in order to accomplish the foregoing registration as fully as he himself might do.

IN WITNESS WHEREOF, the undersigned has signed this power of attorney this 20th day of November, 2002.

/s/ Alan I. Kirshner	/s/ Thomas S. Gayner
Alan I. Kirshner, Director (Chief Executive Officer)	Thomas S. Gayner, Director

/s/ Anthony F. Markel	/s/ Leslie A. Grandis
Anthony F. Markel, President, Director	Leslie A. Grandis, Director

/s/ Steven A. Markel	/s/ Stewart M. Kasen
Steven A. Markel, Vice-Chairman, Director	Stewart M. Kasen, Director

/s/ Darrell D. Martin	/s/ Gary L. Markel
Darrell D. Martin, Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Gary L. Markel, Director

/s/ Douglas C. Eby
Douglas C. Eby, Director